Exhibit 99.1

FOR RELEASE ON JUNE 4, 2016, AT 7:00 PM ET

TESARO PROVIDES PIPELINE UPDATE AT ASCO INVESTOR BRIEFING

•                  Rolapitant IV NDA accepted for review by FDA; PDUFA date is January 11, 2017

•                  Sufficient PFS events reached for data analysis of both cohorts of Phase 3 niraparib NOVA trial; data expected in Q2 2016

•                  IND for TSR-022 (anti-TIM-3 antibody) cleared by FDA; Phase 1 study to begin in mid-2016

CHICAGO, IL, June 4, 2016 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today provided an update on its clinical development pipeline during an investor briefing and webcast held in conjunction with the American Society for Clinical Oncology (ASCO) 2016 annual meeting.

During the investor briefing, TESARO announced that the U.S. Food and Drug Administration (FDA) has accepted for review the New Drug Application (NDA) for an intravenous (IV) formulation of rolapitant.  The FDA has set a target action date under the Prescription Drug User Fee Act (PDUFA) of January 11, 2017.  The NDA for rolapitant IV is supported by data from a clinical program of approximately 350 subjects, and included a bioequivalence study and several other supportive non-clinical and clinical studies.

TESARO also provided an update on its Phase 3 NOVA trial of niraparib in patients with ovarian cancer.  A sufficient number of progression free survival (PFS) events has been reached to trigger data analysis for both cohorts.  Data cleaning is underway in preparation for database lock and release of top-line results.  Finally, TESARO announced FDA clearance of its Investigational New Drug (IND) application for TSR-022, its anti-TIM-3 antibody candidate.  A Phase 1 study for TSR-022 is planned to begin in mid-2016.

“We continue to make significant progress with our pipeline of oncology product candidates.  The acceptance of the rolapitant IV NDA and clearance of TSR-022 IND are important milestones for TESARO and demonstrate our commitment to advancing new therapeutic options for patients,” said Mary Lynne Hedley, Ph.D., President and COO of TESARO.  “Our NOVA study results will be the first data from a prospectively designed, randomized, Phase 3 trial of a PARP inhibitor, and we look forward to sharing these data later this quarter.”

About Intravenous Rolapitant

Rolapitant IV is a potent and selective NK-1 receptor antagonist with an extended plasma half-life that is being developed for the prevention of chemotherapy-induced nausea and vomiting (CINV).  NK-1 receptors are highly concentrated in the brain and bind the neurokinin substance P.  Activation of NK-1 receptors plays a central role in nausea and vomiting induced by emetogenic stimuli, including certain cancer chemotherapies.  NK-1 receptor antagonists have been demonstrated to improve the management of nausea and vomiting experienced by cancer patients undergoing emetogenic chemotherapy.  TESARO licensed exclusive rights for the development, manufacture, commercialization, and distribution of rolapitant from OPKO Health, Inc.

About Niraparib

Niraparib is a potent, oral PARP inhibitor that is currently being evaluated in four ongoing pivotal trials.  TESARO is building a robust niraparib franchise by assessing activity across multiple tumor types and by evaluating several potential combinations of niraparib with other therapeutics.  The ongoing monotherapy development program for niraparib includes a Phase 3 trial in patients with ovarian cancer (the NOVA trial), a registrational Phase 2 treatment trial in patients with ovarian cancer (the QUADRA trial), a Phase 3 trial for the treatment of patients with  BRCA-positive breast cancer (the BRAVO trial), and a Phase 3 trial in patients with first-line ovarian cancer (the PRIMA trial).  Several combination studies are also underway, including trials of niraparib plus pembrolizumab, bevacizumab, and temozolomide.

About TSR-022

TSR-022 is a monoclonal antibody candidate targeting TIM-3 and was developed as part of a collaboration between TESARO and AnaptysBio, Inc.  This collaboration was initiated in March of 2014, and is focused on the development of monospecific antibody drug candidates targeting PD-1 (TSR-042), TIM-3 (TSR-022), and LAG-3 (TSR-033), and bi-specific antibody drug candidates targeting PD-1/TIM-3 and PD-1/LAG-3, in addition to a novel bispecific antibody candidate designed to target undisclosed targets.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people bravely facing cancer.  For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  Forward-looking statements in this release, which include statements regarding our expectation to have NOVA data in the second quarter of 2016 and the expected timing of initiation of the Phase 1 study for TSR-022, involve substantial risks and uncertainties that could cause results to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in expectations with respect to regulatory submissions and approvals, the risk that we will not be able to announce NOVA data in the second quarter of 2016, and risks to the expected timing of the Phase 1 study for TSR-022.  TESARO undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the

Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.